EXHIBIT 5

May 21, 2007

U-Store-It Trust

6745 Engle Road, Suite 300

Cleveland, Ohio 44130

Re: U-Store-It Trust 2007 Equity Incentive Plan (“Plan”)

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of U-Store-It Trust (the “Company”). I have acted as counsel to the Company in connection with the Registration Statement on Form S-8 being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 3,900,000 common shares, par value of $0.01 each (the “Common Shares”) of the Company to be issued from time to time under the Plan.

I have examined written documents constituting the Plan and such other documents and corporate records as I deemed necessary or appropriate in order to render this opinion. On the basis of this examination, I am of the opinion that:

(1)	The Company is a trust validly organized and existing and in good standing under the laws of the State of Maryland.

(2)	The Company is authorized to issue 200,000,000 Common Shares, of which 57,408,819 Common Shares were issued and outstanding as of May 4, 2007. When issued, the Common Shares, which are the subject of the Registration Statement, will be legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the Federal laws of the United States of America and the laws of the State of Ohio.

I hereby consent to the use of my name under Item 5 in Part II of the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required by the Securities Act of 1933, as amended, and the rules promulgated thereunder.

Very truly yours,

/s/ Kathleen A. Weigand
Kathleen A. Weigand
Executive Vice President,
General Counsel and Secretary